EXHIBIT 3.1.2

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF INCORPORATION

OF

CALIFORNIA CYBER DESIGN, INC.

(Pursuant to Section 103 (f) of the General

Corporation Law of the State of Delaware)

I, the undersigned, being the sole incorporator of the California Cyber Design, Inc., do hereby certify that the Certificate of Incorporation contained an inaccurate record.

ARTICLE FOUTH provided that the total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) shares of which Eighty Million (80,000,000) with a par value of One Tenth of One Mil ($.0001) each, amounting to Eight Thousand Dollars ($8,000.00) are Common Stock and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($.0001) each, amounting to Two Thousand Dollars ($2,000.00).

ARTICLE FOURTH should read as follows: The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) shares of which Eighty Million (80,000,000) with a par value of One Tenth of One Mil ($.0001) each, amounting to Eight Thousand Dollars ($8,000.00) are Common Stock and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($.0001) each, amounting to Two Thousand Dollars ($2,000.00) are Preferred Stock.

I have duly executed this Certificate of Correction of Certificate of Incorporation this seventeenth day of July, A.D. 1998.

/s/ Stacie Keffer
Stacie Keffer
Incorporator